Contact:

Jeffrey J. Carfora, EVP and CFO
Peapack-Gladstone Financial Corporation
T:  908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS THIRD QUARTER RESULTS OF OPERATIONS

GLADSTONE, N.J.—(BUSINESS WIRE)—November 2, 2009 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income for the nine months ended September 30, 2009 of $5.7 million compared to $10.6 million for the same nine month period of 2008.  For the nine months of 2009, diluted earnings per common share after effect of the preferred stock dividend were $0.53 as compared to diluted earnings per common share of $1.20 for the same nine months of 2008.

For the third quarter of 2009, the Corporation recorded net income of $1.3 million compared to $3.5 million for the 2008 quarter.  For the 2009 quarter, diluted earnings per common share after effect of the preferred stock dividend were $0.10 as compared to diluted earnings per common share of $0.40 for the same quarter of 2008.

The decrease in earnings per share for both the nine month and quarter periods was primarily due to an increase in the provision for loan losses, an increase in the provision for losses on OREO (Other Real Estate Owned), an increase in the industry-wide FDIC assessment and the dividends on preferred stock.

The Corporation recorded a provision for loan losses of $2.8 million in the third quarter of 2009 compared to $780 thousand for the same period in 2008.

Additionally, a provision for losses on OREO of $375 thousand, associated with a contract for sale, was recorded during the 2009 quarter - there was no such provision in the 2008 quarter. Due to a substantial increase in the FDIC assessment rates, total FDIC assessment expense of $724 thousand was recorded for the third quarter of 2009 as compared to $211 thousand for the same period in 2008.  Dividends and accretion on preferred stock totaled $430 thousand for the quarter ended September 30, 2009.  There was no such charge last year as the preferred stock was issued in January 2009 as a result of the Corporation’s participation in the U.S. Treasury’s Capital Purchase Program.

Frank A. Kissel, Chairman and CEO, stated, “We are pleased to have reported positive earnings and generate capital in excess of dividends this quarter, despite the significant impact the recession has had on financial institutions and their borrowers.” Mr. Kissel went on to say, “While our non-performing assets have increased, we have not seen the same significant deterioration as many other institutions because of our conservative underwriting and diligence in managing our loan portfolio. Further, we are pleased with the progress we have made in resolving certain problem assets over the quarter.”

Net Interest Income and Margin

In the third quarter of 2009, net interest income, on a fully tax-equivalent basis, was $12.5 million, an increase of $74 thousand or 0.60 percent from the same quarter last year.  The effect of growth in overall interest earning assets funding by growth in core deposits contributed to improved net interest income.

On a fully tax-equivalent basis, the net interest margin was 3.61 percent and 3.92 percent for the third quarters of 2009 and 2008, respectively. The effect of growth in lower yielding, but less risky and shorter duration interest-earning cash deposits and investment securities coupled with declining loan balances, partially offset by the effect of growth in lower costing core deposits, contributed to the reduced margin.

Loans

Average loans totaled $1.01 billion for the third quarter of 2009 as compared to $1.02 billion for the same 2008 quarter, reflecting a decrease of $10.4 million or 1.0 percent. The average residential mortgage loan portfolio declined $31.9 million or 6.3 percent to $472.8 million, as the Corporation has opted to sell its longer-term, fixed-rate production as an interest rate risk management strategy in the lower rate environment, and loan payments have outpaced originations put into portfolio.

For the quarterly period ending September 30, 2009 compared to the same quarterly period in 2008, the average commercial mortgage portfolio grew $12.3 million or 4.7 percent to $273.0 million; the average commercial construction loan portfolio was $67.2 million, an increase of $13.4 million or 24.9 percent; and the average home equity loan portfolio rose $10.8 million or 42.5 percent to $36.2 million.  The Corporation focused on the origination of these higher-yielding, shorter-maturity loans and loan originations outpaced principal paydowns over the year.

In comparing balances at September 30, 2009 to balances at December 31, 2008, the decline in the Corporation’s loan portfolio has been in not only the residential mortgage loan portfolio for the same reasons described above, but also in the commercial and construction loan portfolios, as loan demand and quality borrowers on these fronts have been scarce during 2009.

Deposits

Average deposits grew 11.2 percent from $1.18 billion in the third quarter of 2008 to $1.31 billion in the third quarter of 2009.  Average interest-bearing checking balances totaled $216.6 million in the third quarter of 2009, rising $70.0 million or 47.7 percent from the same quarter in 2008 due to the Corporation’s focus on core deposit growth coupled with the introduction of the Ultimate Checking product, which provides customers with a low-cost checking product and a higher yield for larger balances.  Average money market accounts also rose from $397.8 million in the third quarter of 2008 to $445.8 million for the same quarter of 2009, an increase of $48.1 million or 12.1 percent, as certain customers tend to “park” funds in money market accounts in the lower interest rate environment.

In comparing balances at September 30, 2009 to balances at December 31, 2008, lower costing interest-bearing checking accounts and money market accounts have continued to increase, but higher costing certificates of deposit have declined.  The Corporation has opted not to pay higher rates on maturing certificates of deposit, as the Corporation has ample liquidity from core deposit growth and principal pay downs on loans.

Mr. Kissel commented, “Our core funding growth has reduced our overall cost of funds, contributed to our profitability and enhanced the value of our franchise.”

PGB Trust and Investments

PGB Trust and Investments generated $2.2 million in fee income in the third quarter of 2009, a decrease of $289 thousand or 11.6 percent over the same quarter of 2008.  The decrease reflects the lower market values on assets under management, due to the recession, on which investment management fees are based, as well as reduction of certain fees earned on placement of funds in money market instruments, due to the reduced interest rate environment.

Other Income

For the third quarter of 2009, other income totaled $1.1 million as compared to $964 thousand for the same quarter of 2008, rising $173 thousand, or 18.0 percent.  Income earned on the sale of mortgage loans at origination increased $176 thousand to $200 thousand in the third quarter of 2009 from $24 thousand in the same 2008 period.  More customers have been interested in longer-term, fixed-rate mortgages in the current low rate environment.  These mortgages are sold rather than retained in portfolio for interest rate risk management purposes. Income from Bank-Owned Life Insurance, resulting from the increase in cash surrender value, declined $53 thousand or 18.1 percent to $240 thousand for the third quarter of 2009 as compared to the third quarter of 2008 due primarily to the lower interest rate environment.

Other Expenses

The Corporation’s other expenses were $10.9 million in the third quarter of 2009 compared to $9.6 million for the same quarter of 2008, an increase of $1.3 million or 14.1 percent.  A large portion of this increase was due to an increase in the industry-wide FDIC assessment.  Due to a substantial increase in the FDIC assessment rates, total FDIC assessment expense of $724 thousand was recorded for the third quarter of 2009 as compared to $211 thousand for the same period in 2008.  Salary and benefit expense in the third quarters of 2009 and 2008 was $5.6 million and $5.5 million, respectively, increasing by $113 thousand or 2.1 percent.  In addition to salary increases, the Corporation added staff for several new branches/offices.  In addition, during the third quarter of 2009, the Corporation recorded a provision for losses on OREO of $375 thousand, associated with a contract for sale. There was no such provision in the 2008 quarter.

ASSET QUALITY

At September 30, 2009, non-performing assets totaled $14.9 million or 1.00 percent of total assets as compared to $6.6 million or 0.48 percent of total assets at December 31, 2008 and $5.0 million or 0.37 percent of total assets at September 30, 2008.  Non-performing loans have increased during the first nine months of 2009 primarily due to two construction loans to one borrower totaling $6.0 million and one large residential loan totaling $2.1 million.  Both borrowers were affected by the current economic downturn.  Although both borrowers continued to make interest payments on these loans through August 2009, they have been on non-accrual status and $868 thousand in charge-offs have been recorded in 2009 related to these loans.

As noted earlier in the release, Mr. Kissel indicated he was pleased with the progress made in resolving certain problem assets over the quarter. He went on to say, “During the quarter, the property securing a $2.1 million residential loan and the note related to a $600 thousand commercial mortgage loan, have both gone under contract for sale, with closings expected during the fourth quarter. Further, a $2.6 million loan relationship was upgraded with new ownership and management, as well as an injection of capital.”

Mr. Kissel went on to say, “We continue to proactively manage our loan portfolios in this economic environment in an effort to identify and stay ahead of potential problems.  We are well capitalized and we are ready to lend to well-

qualified individuals and businesses.  However, we remain committed to our conservative underwriting standards that have served us well and will continue to serve us well in the future.”

The allowance for loan losses was $12.9 million or 1.28 percent of total loans at September 30, 2009 as compared to $9.7 million or 0.92 percent of total loans at December 31, 2008 and $9.1 million or 0.88 percent of total loans at September 30, 2008.

The provision for loan losses for the third quarter of 2009 was $2.8 million as compared to $780 thousand for the same quarter of 2008.  Management has determined that a higher provision is warranted because of the increase in non-performing loans and the continued weakness in the housing markets and the overall economy.

CAPITAL

At September 30, 2009, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios were 8.17 percent, 12.23 percent and 13.48 percent, respectively.  These capital ratios are well above the minimum levels to be considered well capitalized under applicable regulatory guidelines. Additionally, the Corporation’s common equity ratio (common equity to total assets) at September 30, 2009 stands at a healthy 6.17 percent.  Mr. Kissel noted, “Building capital and remaining well capitalized and paying back the funds from the Treasury’s Capital Purchase Program, continue to be important business objectives”.

As previously announced, on October 15, 2009 the Board of Directors declared a regular cash dividend of $0.05 per share payable on November 13, 2009 to shareholders of record on October 29, 2009.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.49 billion as of September 30, 2009.  Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 24 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties.  Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania.  To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, those risk factors set forth in the “Risk Factor” section of our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent Forms 10-Q. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	As of
	September 30, 2009	June 30, 2009	March 31,2009	December 31, 2008	September 30, 2008

ASSETS
Cash and due from banks	$9,343	$50,921	$20,525	$25,686	$28,108
Federal funds sold	200	200	201	200	125
Interest-earning deposits	46,876	513	59,063	1,003	3,265
Total cash and cash equivalents	56,419	51,634	79,789	26,889	31,498

Securities held to maturity	86,703	77,216	48,379	51,731	86,327
Securities available for sale	252,786	227,414	178,676	173,543	146,125
FHLB and FRB Stock, at cost	5,329	5,343	4,202	4,902	6,705

Residential mortgage	466,601	483,330	494,208	505,150	507,440
Commercial mortgage	279,336	275,915	275,675	274,640	267,002
Commercial loans	129,671	133,659	137,304	143,188	145,545
Construction loans	65,760	67,075	69,474	66,785	57,122
Consumer loans	26,571	27,302	27,959	29,789	31,092
Home equity loans	38,450	35,357	32,648	31,054	27,165
Other loans	1,592	1,079	1,958	2,376	1,013
Total loans	1,007,981	1,023,717	1,039,226	1,052,982	1,036,379
Less: Allowance for loan losses	12,947	11,054	9,762	9,688	9,088
Net loans	995,034	1,012,663	1,029,464	1,043,294	1,027,291

Premises and equipment	28,011	27,189	26,740	26,936	26,439
Other real estate owned	680	700	965	1,211	1,211
Accrued interest receivable	5,359	4,652	4,635	4,117	4,884
Cash surrender value of life insurance	26,087	25,865	25,672	25,480	25,249
Deferred tax assets, net	22,154	23,653	22,927	23,143	10,975
Other assets	9,117	2,550	2,858	4,179	2,194
TOTAL ASSETS	$1,487,679	$1,458,879	$1,424,307	$1,385,425	$1,368,898

LIABILITIES
Deposits:
Noninterest bearing demand deposits	$199,804	$194,888	$195,175	$210,030	$200,976
Interest-bearing deposits
Checking	212,687	203,378	178,430	167,727	148,868
Savings	73,308	71,464	70,426	67,453	67,611
Money market accounts	470,123	418,208	400,692	364,628	379,719
CD’s $100,000 and over	159,942	187,516	192,708	195,826	156,272
CD’s less than $100,000	209,994	220,779	225,608	232,224	207,539
Total deposits	1,325,858	1,296,233	1,263,039	1,237,888	1,160,985
Borrowings	36,815	37,128	39,439	54,998	95,054
Other liabilities	5,862	9,844	7,654	8,645	7,007
TOTAL LIABILITIES	1,368,535	1,343,205	1,310,132	1,301,531	1,263,046
Shareholders’ Equity	119,144	115,674	114,175	83,894	105,852
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,487,679	$1,458,879	$1,424,307	$1,385,425	$1,368,898

Trust division assets under management (market value, not included above)	$1,803,862	$1,702,782	$1,602,752	$1,804,629	$1,861,763

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in thousands)
(Unaudited)

	As of
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008

Asset Quality:
Loans past due over 90 days and still accruing	$1,118	$104	$-	$-	$-
Non-accrual loans	13,082	12,998	11,139	5,393	3,804
Other real estate owned	680	700	965	1,211	1,211
Total non-performing assets	$14,880	$13,802	$12,104	$6,604	$5,015

Troubled debt restructured loans	$18,671	$7,766	$-	$-	$-

Non-performing loans to total loans	1.41%	1.28%	1.07%	0.51%	0.37%
Non-performing assets to total assets	1.00%	0.95%	0.85%	0.48%	0.37%

Allowance for loan losses:
Beginning of period	$11,054	$9,762	$9,688	$9,088	$8,295
Provision for loan losses	2,750	2,000	2,000	600	780
Charge-offs, net	(857)	(708)	(1,926)	-	13
End of period	$12,947	$11,054	$9,762	$9,688	$9,088

ALLL to non-performing loans	91.18%	84.37%	87.64%	179.64%	238.91%
ALLL to total loans	1.28%	1.08%	0.94%	0.92%	0.88%

Capital Adequacy:
Tier I leverage (5% minimum to be considered well capitalized)	8.17%	8.25%	8.21%	6.15%	8.76%
Tier I capital to risk-weighted assets (6% minimum to be considered well capitalized)	12.23%	12.30%	11.73%	9.11%	12.41%
Tier I & II capital to risk-weighted assets (10% minimum to be considered well capitalized)	13.48%	13.44%	12.73%	10.05%	13.36%

Common equity to
Total assets	6.17%	6.06%	6.11%	6.06%	7.73%

Book value per
Common share	$10.54	$10.15	$9.99	$9.64	$12.16

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The Three Months Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
Income Statement Data:
Interest income	$16,379	$16,709	$16,795	$18,048	$17,912
Interest expense	4,129	4,543	4,987	5,812	5,759
Net interest income	12,250	12,166	11,808	12,236	12,153
Provision for loan losses	2,750	2,000	2,000	600	780
Net interest income after provision for loan losses	9,500	10,166	9,808	11,636	11,373
Trust fees	2,200	2,550	2,332	2,899	2,489
Other income	1,137	1,114	983	1,019	964
Securities gains, net	(2)	108	5	-	104
Impairment charges	-	-	-	(56,146)	-
Other expenses	10,940	11,195	9,524	9,956	9,591
Income before income taxes	1,895	2,743	3,604	(50,548)	5,339
Income tax expense	583	813	1,122	(17,929)	1,822
Net income	1,312	1,930	2,482	(32,619)	3,517
Dividends and accretion on preferred stock	430	428	205	-	-
Net income available to
Common shareholders	$882	$1,502	$2,277	$(32,619)	$3,517

Per Common Share Data:
Earnings per share (basic)	$0.10	$0.17	$0.26	$(3.75)	$0.40
Earnings per share (diluted)	0.10	0.17	0.26	(3.70)	0.40

Performance Ratios:
Return on Average Assets	0.36%	0.54%	0.71%	(9.45)%	1.04%
Return on Average Common
Equity	3.89%	6.75%	10.45%	(121.92)%	13.46%

Net Interest Margin
(Taxable Equivalent Basis)	3.61%	3.71%	3.70%	3.84%	3.92%

Note:  Per share amounts have been restated for a 5% stock dividend declared on June 18, 2009, and payable on August 3, 2009 to shareholders of record on July 9, 2009.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The Nine Months Ended September 30,
	2009	2008
Income Statement Data:
Interest income	$49,883	$53,869
Interest expense	13,659	19,785
Net interest income	36,224	34,084
Provision for loan losses	6,750	1,800
Net interest income after provision for loan losses	29,474	32,284
Trust fees	7,082	7,640
Other income	3,234	2,824
Securities gains, net	111	483
Other expenses	31,658	27,329
Income before income taxes	8,243	15,902
Income tax expense	2,519	5,343
Net income	5,724	10,559
Dividends and accretion on preferred stock	1,063	-
Net income available to
Common shareholders	$4,661	$10,559

Per Common Share Data:
Earnings per share (basic)	$0.53	$1.21
Earnings per share (diluted)	0.53	1.20

Performance Ratios:
Return on Average Assets	0.53%	1.04%
Return on Average Common
Equity	6.98%	13.26%

Net Interest Margin
(Taxable Equivalent Basis)	3.64%	3.63%

Note:  Per share amounts have been restated for a 5% stock dividend declared on June 18, 2009, and payable on August 3, 2009 to shareholders of record on July 9, 2009.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2009			September 30, 2008
	Average Balance	Income/ Expense	Yield	Average Balance	Income/ Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$275,325	$2,462	3.58%	$202,248	$2,632	5.21%
Tax-Exempt (1) (2)	51,853	626	4.84	44,121	643	5.83
Loans (2) (3)	1,009,348	13,521	5.36	1,019,791	14,903	5.85
Federal Funds Sold	201	-	0.20	716	3	1.94
Interest-Earning Deposits	49,639	25	0.20	2,085	10	1.91
Total Interest-Earning
Assets	1,386,366	$16,634	4.80%	1,268,961	$18,191	5.73%
Noninterest-Earning Assets:
Cash and Due from Banks	8,301			20,586
Allowance for Loan
Losses	(11,140)			(8,313)
Premises and Equipment	27,705			26,507
Other Assets	58,157			41,338
Total Noninterest-Earning
Assets	83,023			80,118
Total Assets	$1,469,389			$1,349,079

LIABILITIES:
Interest-Bearing Deposits
Checking	$216,646	$405	0.75%	$146,673	$309	0.84%
Money Markets	445,839	1,108	0.99	397,778	1,896	1.91
Savings	72,126	85	0.47	66,586	102	0.61
Certificates of Deposit	374,548	2,195	2.34	372,465	2,991	3.21
Total Interest-Bearing
Deposits	1,109,159	3,793	1.37	983,502	5,298	2.15
Borrowings	36,923	336	3.64	58,076	461	3.18
Total Interest-Bearing
Liabilities	1,146,082	4,129	1.44	1,041,578	5,759	2.21
Noninterest Bearing
Liabilities
Demand Deposits	198,800			193,050
Accrued Expenses and
Other Liabilities	6,579			9,951
Total Noninterest-Bearing
Liabilities	205,379			203,001
Shareholders’ Equity	117,928			104,500
Total Liabilities and
Shareholders’ Equity	$1,469,389			$1,349,079
Net Interest Income		$12,505			$12,432
Net Interest Spread			3.36%			3.52%
Net Interest Margin (4)			3.61%			3.92%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2009			June 30, 2009
	Average Balance	Income/ Expense	Yield	Average Balance	Income/ Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$275,325	$2,462	3.58%	$229,392	$2,287	3.99%
Tax-Exempt (1) (2)	51,853	626	4.84	49,031	618	5.05
Loans (2) (3)	1,009,348	13,521	5.36	1,032,665	14,046	5.44
Federal Funds Sold	201	-	0.20	200	-	0.20
Interest-Earning Deposits	49,639	25	0.20	27,574	9	0.13
Total Interest-Earning
Assets	1,386,366	$16,634	4.80%	1,338,862	$16,960	5.07%
Noninterest-Earning Assets:
Cash and Due from Banks	8,301			31,381
Allowance for Loan
Losses	(11,140)			(9,853)
Premises and Equipment	27,705			26,890
Other Assets	58,157			55,486
Total Noninterest-Earning
Assets	83,023			103,904
Total Assets	$1,469,389			$1,442,766

LIABILITIES:
Interest-Bearing Deposits
Checking	$216,646	$405	0.75%	$193,245	$349	0.72%
Money Markets	445,839	1,108	0.99	414,082	1,127	1.09
Savings	72,126	85	0.47	70,802	81	0.46
Certificates of Deposit	374,548	2,195	2.34	406,518	2,638	2.60
Total Interest-Bearing
Deposits	1,109,159	3,793	1.37	1,084,647	4,195	1.55
Borrowings	36,923	336	3.64	38,925	348	3.58
Total Interest-Bearing
Liabilities	1,146,082	4,129	1.44	1,123,572	4,543	1.62
Noninterest Bearing
Liabilities
Demand Deposits	198,800			197,565
Accrued Expenses and
Other Liabilities	6,579			5,438
Total Noninterest-Bearing
Liabilities	205,379			203,003
Shareholders’ Equity	117,928			116,191
Total Liabilities and
Shareholders’ Equity	$1,469,389			$1,442,766
Net Interest Income		$12,505			$12,417
Net Interest Spread			3.36%			3.45%
Net Interest Margin (4)			3.61%			3.71%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
NINE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2009			September 30, 2008
	Average Balance	Income/ Expense	Yield	Average Balance	Income/ Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$228,359	$6,887	4.02%	$220,120	$8,317	5.04%
Tax-Exempt (1) (2)	50,293	1,898	5.03	53,153	2,248	5.64
Loans (2) (3)	1,029,833	41,825	5.42	998,228	43,917	5.87
Federal Funds Sold	200	-	0.20	4,891	115	3.14
Interest-Earning Deposits	47,479	43	0.12	8,081	134	2.20
Total Interest-Earning
Assets	1,356,164	$50,653	4.98%	1,284,473	54,731	5.68%
Noninterest-Earning Assets:
Cash and Due from Banks	7,441			20,708
Allowance for Loan
Losses	(10,207)			(7,850)
Premises and Equipment	27,153			26,488
Other Assets	56,173			31,954
Total Noninterest-Earning
Assets	80,560			71,300
Total Assets	$1,436,724			$1,355,773

LIABILITIES:
Interest-Bearing Deposits
Checking	$192,822	$1,050	0.73%	$139,945	$733	0.70%
Money Markets	414,054	3,407	1.10	399,367	6,392	2.13
Savings	70,353	244	0.46	65,780	301	0.61
Certificates of Deposit	402,500	7,923	2.62	391,047	11,137	3.80
Total Interest-Bearing
Deposits	1,079,729	12,624	1.56	996,139	18,563	2.48
Borrowings	39,147	1,035	3.52	48,390	1,222	3.37
Total Interest-Bearing
Liabilities	1,118,876	13,659	1.63	1,044,529	19,785	2.53
Noninterest Bearing
Liabilities
Demand Deposits	196,201			192,599
Accrued Expenses and
Other Liabilities	6,310			12,472
Total Noninterest-Bearing
Liabilities	202,511			205,071
Shareholders’ Equity	115,337			106,173
Total Liabilities and
Shareholders’ Equity	$1,436,724			$1,355,773
Net Interest Income		$36,994			$34,946
Net Interest Spread			3.35%			3.15%
Net Interest Margin (4)			3.64%			3.63%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include non-accrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.